Exhibit 10.16
ETHANOL SALES AND
MARKETING AGREEMENT
THIS ETHANOL SALES AND MARKETING AGREEMENT (this “Agreement”) is made effective as of December 8, 2006 (the “Effective Date”) by and between Provista Renewable Fuels Marketing, LLC, with offices at 5500 Cenex Drive, Inver Grove Heights, MN 55077 (“Provista”), and Amaizing Energy Denison, LLC, with offices at 2404 Highway 30 West, Denison, IA 51442 (“Customer”). Any reference herein to a “Party” shall refer to Provista or Customer individually, and any reference herein to “Parties” shall refer to both Provista and Customer.
RECITALS
WHEREAS, Customer has constructed or plans to construct an ethanol production facility in Denison, IA (the “Facility”); and
WHEREAS, Customer desires to sell, and Provista desires to market on customer’s behalf, the entire output of ethanol (which is a clear odorless liquid produced for use as a motor fuel made from fermented grain being approximately 200 proof alcohol produced by Customer at the Facility, which also includes any blends, including but limited to E85, made from ethanol, and is referred to hereinafter as the “Ethanol”) produced at the Facility; and
WHEREAS, Customer and Provista each desire to agree in advance of such sale and purchase of the Ethanol to the price formula, payment, delivery and other terms thereof in consideration of the mutually agreed performance of the other pursuant to the terms of this Agreement;
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, and all of the representations, warranties, undertakings, covenants, promises and agreements set forth herein, which Customer and Provista each acknowledge are adequate and sufficient, Customer and Provista do hereby agree as follows:
I. DEFINITIONS AND INTERPRETATION.
A. Applicability. The definitions in this Section I. apply to this Agreement. Any word, phrase or expression that is not defined in this Agreement and that has a generally accepted meaning in the custom and usage in the ethanol industry in the United States shall have that meaning in this Agreement.
B. “ASTM” is defined as the American Society for Testing and Materials. “ASTM D-4806” is the standard specification for denatured fuel ethanol to be blended with gasolines for use as an automotive spark-ignition engine fuel.
C. “Buyer” is defined as the entity to whom Provista sells Ethanol.
D. “Commencement Date” is defined as the day that Customer notifies Provista that the Facility is ready for operation. Or first day this contract is applicable, January 1, 2007.
Ethanol Marketing Template Version 2.0

*	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

E. “Execution Costs” are defined as: (i) the actual costs charged by a third party, or otherwise incurred, for freight and/or transportation of the Ethanol from the Facility to Buyer including, but not limited to, charges and fees for any and all rail car leases, Ethanol losses incurred as a result of the loading and unloading of the product during transportation process, interim storage and/or terminalling incurred prior to such delivery to Buyer, (ii) insurance, and (iii) all other costs and charges charged by a third party in connection with such transportation and delivery to Provista’s customer, without mark-up by Provista, and without charge for Provista’s administrative costs.
F. “Facility” means Ethanol Production Plant at Denison, IA.
G. “Gallon” means one U.S. gallon of Ethanol at 60 degrees Fahrenheit, in accordance with customary industry weights and measures.
H. “Initial Term” is defined as a term of two (2) years from the Commencement Date.
I. “Renewal Terms” are defined as consecutive terms of one (1) year each after the Initial Term unless this agreement is terminated as provided in Section II.A.
II. TERM OF AGREEMENT; TERMINATION.
A. Term. This Agreement shall be effective and binding as of the Effective Date; provided, however, that the obligations of Provista under this Agreement, and the obligations of Customer under this Agreement, shall commence on the Commencement Date and shall continue for the Initial Term. After the expiration of the Initial Term, this Agreement shall automatically renew for the Renewal Terms, unless terminated by Provista or Customer effective as of the end of the Initial Term, or the then existing one (1) year Renewal Term, upon at least ninety (90) days’ prior written notice.
B. Early Termination by Customer as a Result of Provista’s Breach. In the event that Provista fails or refuses to comply with any material provision of this Agreement, then Customer shall have the right to elect to terminate this Agreement by giving Provista at least thirty (30) calendar days’ written notice prior to the effective date of termination, setting forth the reason(s) for termination. Provista shall have the right to cure the breach within such thirty (30) day period. If said breach is cured within such time period, the notice of termination to Provista shall be void. However, if the breach is not cured within such time period, the termination shall be effected. The exercise by Customer of any rights reserved under this Section shall be without prejudice to any claim for damages or for any other right under this Agreement or applicable law.
C. Early Termination by Provista as a Result of Customer’s Breach. In the event that Customer fails or refuses to comply with any material provision of this Agreement, then Provista shall have the right to elect to terminate this Agreement by giving Customer at least thirty (30) calendar days’ written notice prior to the effective date of termination, setting forth the reason(s) for termination. Customer shall have the right to cure the breach within such thirty (30) day period. If said breach is cured within such time period, the notice of termination to Customer shall be void. However, if the breach is not cured within such time period, the termination shall be effected. The exercise by Provista of any rights reserved under this Section shall be without prejudice to any claim for damages or any other right under this Agreement or applicable law.
D. Survival. All obligations, promises and agreements of both Customer and Provista that expressly, or by their nature, survive the expiration or termination of this Agreement including, but not limited to, each of the Party’s monetary obligations and indemnification obligations herein, shall continue in full force and effect subsequent to, and notwithstanding, expiration or termination of this Agreement until they are satisfied, or by their nature expire.
III. SALE AND MARKETING OF THE ETHANOL.
A. Purchase and Sale. Customer agrees to sell to Provista, and Provista agrees to purchase from Customer, at prices determined in accordance with this Agreement, all of the Ethanol produced at the Facility, subject to all terms and conditions set forth in this Agreement; provided however that Provista shall be relieved of its obligation to purchase all of the Ethanol produced at the Facility when Provista presents a sales contract to Customer, and Customer, for whatever reason, declines to accept such sales contract. In such cases, Provista shall incur no liability for its failure to purchase all the Ethanol produced at the Facility. Provista agrees to purchase all the Ethanol delivered in accordance with this Agreement notwithstanding that the Facility may be operating at less than full capacity. Customer estimates, but it does not represent or warrant, that on an annual basis, it shall make available for delivery to Provista approximately 50 Million Annual gallons of Ethanol provided that each party hereto agrees that Customer has no obligation to produce such amount of Ethanol and shall incur no liability by reason of its failure to make such amount of Ethanol available for delivery except for any and all contractual commitments Provista may have entered into on behalf of Customer as of Effective Date or as otherwise specifically provided for herein.
B. Delivery. For purposes of this Section III., “Delivery” of Ethanol is defined as the actual transfer of Ethanol to the possession of Buyer at the Delivery Point. For purposes of this Section III., “Delivery Point” is either: (1) the outlet flange transferring Ethanol into Buyer’s rail cars or trucks at the Facility, or (2) if such rail cars or trucks are not the Buyer’s, then when the Ethanol is delivered to Buyer’s specified destination, and the title will remain with Provista until such delivery. Provista and/or Provista’s agents shall be given access to the Facility as reasonably necessary for Provista and/or Provista’s agents to arrange for Delivery of the Ethanol to Buyer. With Customer’s consent, which consent shall not be unreasonably withheld or delayed, Provista shall schedule the loading and shipping of all outbound Ethanol purchased hereunder, but all labor and equipment necessary to load trucks and rail cars shall be supplied by Customer without charge to Provista. Execution Costs associated with the transportation of the Ethanol to Buyers will be reviewed by the “Marketing Committee” (as that term is defined in Section III.I.) in an effort to help Customer maximize its net price for the Ethanol delivered hereunder.
C. Handling and Title. Customer agrees to handle the Ethanol in a good and workmanlike manner in accordance with Provista’s reasonable written requirements conforming to normal industry practice. Customer shall maintain the truck and rail loading facilities at the Facility in safe operating condition in accordance with normal industry standards and will visually inspect all trucks and rail cars to assure cleanliness so as to avoid contamination from contaminants apparent to the naked eye. Customer shall be responsible for any loss, claim, damage and/or expense arising from, or out of: (i) Customer’s negligence in handling the Ethanol, and/or (ii) Customer’s failure to handle the Ethanol in accordance with Provista’s reasonable written requirements and normal industry practice including, but not limited to, loss, claim, damage and/or expense arising or out of trucks and/or rail cars that are overfilled at the Facility. Provista agrees that it will be responsible for any damage or injury to persons or property at the Facility as a result of Provista’s own negligence or willful misconduct and that Provista will follow all safety rules and procedures reasonably promulgated by Customer and provided to Provista in writing. In the event of a transfer to a Delivery Point as defined in Section III.B(1), title, risk of loss and full shipping responsibility shall pass to Provista, and then to Buyer, at the Delivery Point, subject to the terms and conditions of this Agreement. In the event of a transfer to a Delivery Point as defined in Section III.B(2), title, risk of loss, and full shipping responsibility shall pass to Provista upon the transfer of the Ethanol into the rail cars or trucks and pass to Buyer at the Delivery Point, subject to the terms and conditions of this Agreement.
D. Storage at the Facility. Customer shall provide, at its sole cost, storage space at the Facility for the storage of up to 1.5 million gallons of Ethanol so as to provide flexibility in marketing efforts. Customer shall be responsible at all times for the quality and condition of the Ethanol in storage at the Facility.
E. Production Estimates. Commencing on or before the fifteenth (15th) day of the month preceding the Commencement Date and continuing on the fifteenth (15th) day of each month during the term of this Agreement, Customer shall provide to Provista a 12-month rolling forecast of the volume of Ethanol to be produced and delivered by Customer for such 12-month rolling period. Customer shall immediately notify Provista of any changes to the Ethanol production estimate for such 12-month rolling period as soon as Customer has knowledge of the same. At least five (5) days prior to the beginning of the week during which it is to be removed by Provista, Customer may also provide a weekly estimate (the “Weekly Estimate”) to Provista of the volume of the Ethanol (each such amount, a “Ethanol Parcel”) to be produced and delivered by Customer together with a notice of the amount of the Ethanol in inventory as of the date of the notice.
F. Transportation. Regardless of the amounts set forth in each Weekly Estimate, at least five (5) days prior to the beginning of the week during which Ethanol produced by Customer will be removed, Provista shall schedule for removal by truck or rail car the actual quantity of the Ethanol produced by Customer in the relevant week less the sum of such amount of the Ethanol that Provista and Customer agree shall be stored at the Facility. In the event that Customer fails to provide the labor, equipment and facilities necessary to meet Provista’s loading schedule, Customer shall be responsible for actual demurrage and wait time incurred by Provista resulting from Customer’s failure to do so. Provista shall order and supply trucks or rail cars as scheduled for truck or rail shipments. All Execution Costs shall be billed directly to Provista and deducted by Provista from the proceeds of Provista’s sales of the Ethanol to Buyer. Provista shall diligently pursue, secure and maintain all necessary agreements to transport the Ethanol and shall use commercially reasonable efforts to obtain the lowest charges in respect of Execution Costs in an effort to help Customer maximize its net price for the Ethanol delivered hereunder after deduction of Execution Costs in accordance with Section III.J. of this Agreement. On a daily basis, Customer shall inform Provista of the inventory and production status for the Facility by 8:30 a.m. CST. Customer agrees that it shall utilize all commercially reasonable efforts to purchased and install equipment for the electronic transfer of loading and inventory data to Provista on a continuous basis.
G. Rail Car Leases. Provista shall supply Customer with assumptions and information required for Customer to determine the size of a rail car fleet for efficient disposition of Customer’s Ethanol production. From time to time during the term of this Agreement, and in order to help reduce Execution Costs and help Customer maximize its net price for the Ethanol delivered hereunder, Provista may enter into rail car leases for the transportation of the Ethanol in order to service Customer (“Rail Car Leases”). For any Rail Car Leases entered into by Provista hereunder, Customer represents and warrants that it shall be responsible for any and all costs associated with such Rail Car Leases and the use of the rail cars. Provista shall communicate to Customer the terms and conditions of the Rail Car Leases. Upon receipt of such information, an officer or authorized representative of Customer, shall in writing acknowledge the terms of the Rail Car Leases. NOTWITHSTANDING THE ABOVE, CUSTOMER’S FAILURE TO (1) ACKNOWLEDGE THE TERMS OF THE RAIL CAR LEASES OR (2) HAVE AN OFFICER OR AUTHORIZED REPRESENTATIVE SIGN THE AFOREMENTIONED RAIL CAR LEASE TERM LETTER, IN EITHER INSTANCE, SHALL IN NO WAY ABSOLVE CUSTOMER OF ITS OBLIGATIONS TO PROVISTA REGARDING SUCH RAIL CAR LEASES AS PROVIDED HEREIN. Provista shall provide Customer with notice of the schedule for all truck and railcar shipments no less than forty-eight (48) hours prior to their scheduled arrival at the Facility, as well as an estimate of the associated Execution Costs.
In order to maximize the efficiencies of the rail cars leased under the Rail Car Leases, Customer agrees that Provista may, from time to time, utilize Customer’s rail cars for other Provista customers if such rail care are not needed, or bring in additional rail cars from other Provista customers for Customer when additional are required. Customer will receive the benefit of any cost reduction when its rail cars are utilized elsewhere, and will likewise, be responsible to pay for any increased costs associated with utilizing other Provista customer’s rail cars.
Upon the expiration of the Agreement or in the event of Customer’s early termination of the Agreement (other than as a direct result of Provista’s breach), Provista agrees that it shall use commercially reasonable efforts to secure the Rail Car lessor’s consent to the assignment or consent to the sublease of the Rail Car Leases from Provista to Customer for the remaining term, and Customer will cooperate with Provista regarding the same. In the event Provista is unable to secure the lessor’s consent to assign or sublease the Rail Car Leases to Customer, Provista and Customer shall take all reasonable steps so that the benefits and obligations arising under said Rail Car Leases post-termination of the Agreement insure to the Customer; provided however, that IN ANY EVENT CUSTOMER SHALL REMAIN FULLY RESPONSIBLE FOR ANY AND ALL COSTS UNDER THE RAIL CAR LEASES THROUGH THE FULL TERM OF THE RAIL CAR LEASES.

H. Certain Contracts. From time to time during the term of this Agreement and in order to maximize the sales price of the Ethanol, Provista may enter sales contracts or agreements in its reasonable discretion with Buyers of the Ethanol which contracts are dependent on the availability of the Ethanol from Customer. In such instances, Provista shall promptly communicate to Customer the terms and conditions of such contracts specifically detailing price, volume and the length of such commitments (“Contract Offer”). Notices of any such Contract Offers shall be given to a specific individual employee of Customer, designated by Customer from time to time during the term of this Agreement (the “Customer Contact”). Upon receipt of such information, the Customer Contact shall either direct Provista to reject or accept such Contract Offer. Any Contract Offer not accepted by the Customer Contact within two (2) business days of his or her receipt of the same shall be deemed rejected by Customer. If Customer instructs Provista to enter into any forward contract(s) on Customer’s behalf, any market loss incurred shall be solely at Customer’s expense.
Notwithstanding the above, Customer acknowledges that certain market conditions may require that Customer’s decision whether to reject or accept a Contract Offer be made in less than two (2) business days. In such cases, and notwithstanding Section V.H., Provista’s notice to Customer may be sent via facsimile or e-mail to the Customer Contact and shall: (i) specifically state a deadline for the Customer Contact’s decision (the “Deadline”), (ii) specifically state the manner in which the Customer Contact is to respond to Provista (via facsimile, telephone and/or e-mail), and (iii) identify the terms and conditions of such contract specifically detailing price, volume and the length of such commitments (“Accelerated Contract Offer”). In the case of an Accelerated Contract Offer, and provided that the Accelerated Contract Offer is consistent with Customer’s short term marketing strategies as determined by the Marketing Committee from time to time pursuant to Section III.I. below, any Accelerated Contract Offer not accepted by the Customer Contact prior to the Deadline shall be deemed rejected by Customer.
I. Marketing Committee. A marketing committee (the “Marketing Committee”) shall be established by the parties as soon as practicable following execution of this Agreement which shall include two (2) representatives of Customer (the “Customer Representatives”) and two (2) representatives of Provista (the “Provista Representatives” and, together with the Customer Representatives, the “Members”). The chairman of the Marketing Committee (the “Chairman”) shall be appointed by Customer. All decisions of the Marketing Committee shall be by resolution of the Members, provided that in the case of a deadlock that cannot be resolved by mutual agreement between the Members in a timely manner, the matter shall be referred by the Members for resolution to the Chairman.
The quorum for any meeting of the Marketing Committee shall be at least one (1) representative of Customer and at least one (1) representative of Provista. The Marketing Committee shall meet as regularly as the Chairman shall determine, but not less than: (i) once quarterly, upon not less than seven (7) days’ written notice to the Members (or such shorter time period as the Members may agree), to review long term marketing strategies; and (ii) once monthly on the first business day of each month or on such other date as the Chairman may select on not less than two (2) days’ written notice to the Members (or such shorter time period as the Members may agree), to review short term marketing strategies. Meetings of the Marketing Committee may be held by video conference or telephone (followed by the mutual confirmation by either facsimile or electronic mail); or facsimile or electronic mail (with written confirmation of receipt by the recipient) if so agreed by the Members.
The functions of the Marketing Committee shall be:
(i) In the case of meetings regarding long term marketing strategies: (a) to define the marketing policy and agree to a marketing plan (each, a “Marketing Plan”) for the next calendar quarter and (b) to review market conditions, prices and other comparable sales of the Ethanol made by Provista;
(ii) In the case of meetings regarding short term marketing strategies, to review market conditions, prices and comparable sales of the Ethanol made by Provista; and
(iii) To review actual performance against the previous Marketing Plan and any modifications thereof.
On the first business day of each calendar month, Provista shall provide to the Members a statement of all the Ethanol sales and purchases contracted for by Provista with Buyers during the prior month. Each such statement shall specify with respect to all such sales and purchases the relevant parties, the quantity contracted, the price, all Execution Costs and any fees, offsets, rebates or other arrangements relating to any purchase or sale or affecting the price.
J. Price and Payment. For all the Ethanol sold by Customer to Provista hereunder, Provista shall pay to Customer the “F.O.B. Facility Price” (as such term is defined below) For the purposes of this Agreement, the term “F.O.B. Facility Price” shall mean the actual sale price Provista invoices its Buyers (the “Provista Buyer Actual Price”) minus a marketing fee *** of the Provista Buyer Actual Price (the “Marketing Fee”) minus the Execution Costs; ***
Provista will not instruct Customer to load any truck or rail car, and Customer shall not be obligated to load any truck or rail car, with any Ethanol Parcel at the Facility unless such Ethanol Parcel has been sold by Provista to Buyers, or to Provista for its own account, and a copy of a valid written invoice stating the sale price and destination has been executed. Provista agrees to use commercially reasonable efforts to achieve the highest resale price available under prevailing market conditions and to obtain the lowest charges in respect of Execution Costs in an effort to help Customer maximize its net price for the Ethanol delivered hereunder.
Within five (5) business days following receipt of evidence by the Buyer of the volume of the Ethanol shipped in each Ethanol Parcel from Customer to Buyer, Provista shall pay Customer the F.O.B. Facility Price determined pursuant to this Agreement, by direct wire transfer or electronic transfer to the bank account designated by Customer from time to time. In the event that railcars of product do not arrive properly at the final destination location of consignment per the contractual sale, Provista will pay Customer within 20 days of the load date. Provista agrees to maintain accurate records including, but not

*	Portions omitted pursuant to a request for confidential treatment and filed separately with the SEC.

limited to, sales, Execution Costs, insurance and inspection records and to provide such records to Customer upon request for the period set forth in Section III.Q.
In addition to all other rights and remedies provided in this Agreement or by applicable law or equity, if Provista fails to pay all or any portion of any undisputed amount owing by it when due, such unpaid amount shall bear interest at a rate equal to one percent (1%) per annum above the Prime Rate (as defined below) calculated daily from and including the date such amount is due hereunder to but excluding the date it is actually paid. For purposes of this Agreement, “Prime Rate” shall be the prime commercial lending rate being from time to time published in the Money Rate Table of “The Wall Street Journal” as the prime rate of annual interest for the date of determination (or if the Money Rate Table is not published by “The Wall Street Journal” on such date because such day is not a business day, the last preceding day on which such table was published by “The Wall Street Journal”). If the Money Rate Table is no longer published by “The Wall Street Journal,” the Prime Rate shall be the prime commercial lending rate being offered by Citibank, N.A.
K. Quantity. The quantity of Ethanol delivered to Provista from the Facility into tank trucks and/or tank cars shall be measured, at no cost to Provista, by calibrated meters or calibration tables which comply with all applicable laws, rules and regulations or in such other manner as mutually acceptable to Provista and Customer.
L. Quality. Customer understands that Provista intends to sell the Ethanol purchased from Customer as motor fuel quality ethanol and that said Ethanol is subject to minimum quality standards for such use including, but not limited to, ASTM D-4806. Customer agrees and warrants that the Ethanol produced at the Facility and delivered to Provista shall be acceptable under industry standards in effect from time to time during the term of this Agreement.
M. Compliance. Customer warrants that at the time of loading at the Facility the Ethanol shall comply with all state and federal laws including those governing quality, naming and labeling of product. The Ethanol requirements set forth in this Agreement shall be collectively referred to as the (“Ethanol Specifications”). Customer further warrants that at the time of loading at the Facility the Ethanol shall conform to the Ethanol Specifications.
N. Rejection of Ethanol. Payment of invoice and acceptance of delivery do not waive Provista’s rights if the Ethanol does not comply with the Ethanol Specifications at the time of loading at the Facility. Unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, Provista may, without obligation to pay, reject, any of the Ethanol which is demonstrated by Provista to Customer to have failed to conform in any material respect to the Ethanol Specifications at the time of loading at the Facility; provided, however, that Provista shall report in writing any non-conforming Ethanol promptly upon and in any event with twenty (20) days of discovery of such non-conformity. Such written notice to Customer shall identify the deficiency that resulted in the rejection. All such rejected, non-conforming Ethanol shall be returned to the Facility and Customer shall be liable for all costs and expenses incurred in connection with returning such non-conforming Ethanol to the Facility in accordance with any and all applicable laws, rules and regulations.

O. Retention of Samples. Customer will take a minimum of one (1) original representative sample from such lot of the Ethanol before it leaves the Facility. Customer will label these samples to indicate the Ethanol’s lot numbers and whether the Ethanol was shipped by rail car or truck. Customer will retain the samples and labeling information for no less than three (3) months from the date such sample was taken and make such samples available to Provista at Provista’s request.
P. No Liens. Customer represents and warrants that the Ethanol sold to Provista shall be free and clear of third-party liens and encumbrances of any nature whatsoever.
Q. Books and Records. Provista will establish and maintain at all times, true and accurate books, records and accounts (the “Books”) in accordance with commercially reasonable accounting principles and consistent with good industry practices, distinguishable from all other books and records, in respect of all payments, statements, charges and computations made under this Agreement and will preserve these books, records and accounts for a period of at least one (1) year after the expiration of the term of this Agreement. During normal business hours and upon reasonable prior notification and through to the expiration of one (1) year following the expiration or termination of this Agreement, Customer, at its sole cost and expense, has the right to inspect, examine and audit, or cause its representatives (including without limitation a third-party auditor) to inspect, examine and audit the Books of Provista to the extent necessary in order to verify the accuracy of any statement, charge, computation or demand made under or pursuant to any of the provisions of this Agreement. If any error is discovered in any statement rendered hereunder and such error is on the part of Provista and results in an underpayment by Provista, the amount of such underpayment shall be paid to Customer with interest at a rate of one percent (1%) over the Prime Rate from the date such underpayment was due through (but not including) the date such underpayment and interest thereon is paid and the amount of such underpayment and interest thereon will be paid within seven (7) days from the date of discovery. For the sake of clarity, if any error is discovered to have been made on the part of Customer and such error results in an underpayment by Provista, Provista shall pay only the principal amount outstanding and interest on this principal shall not be paid by Provista to Customer if Provista pays within seven (7) days from the date of discovery.
Provista and its authorized representatives will be permitted during normal business hours (at Provista’s expense) to inspect and audit the Facility and records from time to time to determine Customer’s compliance with the terms of this Agreement.
R. Provista’s Damages. In the event (i) Customer fails to provide the Ethanol in accordance with the terms and conditions of this Agreement and (ii) Provista has previously committed to deliver such Ethanol to a Buyer pursuant to a sales contract or agreement that has been otherwise agreed to by Customer, Provista may purchase the quantities of the Ethanol not made available hereunder from other sources to the extent necessary to perform Provista’s obligations under the approved sales contract after providing Customer with not less than three (3) days’ advance notice of its intention to do so. In such event, Provista shall be entitled to recover from Customer any reasonable out-of-pocket costs Provista incurs above the agreed upon F.O.B. Facility Price, as applicable, for the Ethanol resulting from its purchase.

S. Obligations on Termination. Notwithstanding any termination of this Agreement, Customer shall continue to be obligated to deliver all Ethanol to Provista that is identified to an existing contract with a Buyer, provided such Ethanol is to be delivered by Provista from the Facility and provided that Provista may not renew, extend, increase or otherwise modify such contract with any Buyer after notice of termination of this Agreement pursuant to Article II unless Customer consents in writing. Prior to the termination of the Agreement, Provista shall provide Customer with a list of all such contracts and the quantities of Ethanol to be delivered pursuant to the same. Termination of this Agreement will not relieve or release either party from its obligations to make any payment which may be owing to the other party under the terms of this Agreement, including any payment relating to Ethanol delivered after termination pursuant to this Section, or from any other liability which either may have to the other arising out of this Agreement or the breach of this Agreement.
IV.  CUSTOMER REPRESENTATIONS.
With the knowledge that Provista is relying thereon in entering into this Agreement, Customer hereby represents and warrants as follows:
(1)	Customer is a Limited Liability Company duly organized, validly existing, and in good standing under the laws of the State of Iowa.

(2)	This Agreement constitutes the legal, valid, and binding obligation of Customer, enforceable against Customer in accordance with its terms except as enforcement may be limited by any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and except as enforcement may be limited by general principles of equity. Customer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

(3)	Neither the execution and delivery of this Agreement nor the consummation or performance of any obligations hereunder shall, directly or indirectly, with or without notice or lapse of time), in any material respect, contravene, conflict with, or result in a violation or breach of any provision of or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any relevant contract to which Customer is a party.

(4)	Customer is not and shall not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of its obligations.

(5)	It is, and will at all times during the term of this Agreement, remain in material compliance with all laws, rules and regulations.

(6)	Customer is not currently in default under any contract that is material to this Agreement.
V. GENERAL PROVISIONS.
A. Events of Default. The occurrence of any of the following shall be an event of default (each an “Event of Default”) under this Agreement: (1) failure of either party to make payment to the other when due; (2) default by either party in the performance of any material covenant, obligation or agreement set forth in this Agreement; or (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets or properties with or without consent, or should a voluntary or involuntary petition into bankruptcy or other similar proceeding be filed by or against such party, or should an involuntary petition into bankruptcy or other similar proceeding be filed by or against such party and the receiver, bankruptcy or other similar proceeding shall not in the case of any involuntary petition or other involuntary proceeding be discharged within sixty (60) days following appointment or commencement thereof, as the case may be.
B. Remedies. Upon the occurrence of an Event of Default, the party not in default shall have all remedies available under this Agreement and under applicable law and equity. Without limiting the foregoing, the party not in default shall have the following remedies whether in addition to, or as one of, the remedies otherwise available to it: (1) to declare all amounts owed to it hereunder immediately due and payable and (2) to terminate this Agreement; provided, however, the defaulting party shall be allowed thirty (30) days’ from the date of receipt of notice of default to cure any Event of Default.
C. Force Majeure. Neither party to this Agreement shall be liable to the other party hereto for any loss or damage resulting from any delay or failure to make or accept deliveries caused by or arising out of acts of God or the elements, storms, wars, acts of terrorism, sabotage, strikes, labor difficulties, governmental proration or regulation, when raw materials or supplies are interrupted, unavailable, or in short supply, and/or any other cause beyond such party’s commercially reasonable control. In the event that a party to this Agreement gives notice and an explanation of such force majeure event to the other party hereto within a reasonable time after the occurrence of such force majeure event, the obligations of the parties shall be suspended from the date of such force majeure event for the length of time during which a party is unable to perform as a result of such force majeure event. Nothing contained in this Section IV.C. shall ever be construed to relieve either party of its obligations to promptly pay the other party amounts due and owing hereunder. No curtailment or suspension of deliveries or acceptance of deliveries pursuant to this Section IV.C. shall operate to extend the term of this Agreement.
D. Indemnification. Customer agrees that it shall defend, indemnify, and hold harmless Provista, and Provista’s directors, officers, agents, employees, insurers, successors and assigns, from and against any and all claims, demands, damages, losses, liabilities, causes of action, judgments, fines, assessments (including penalties and/or interest), costs and expenses of any kind or nature, including all attorneys’ fees and all costs and expenses of litigation and court costs (including attorneys’ fees and costs and expenses of litigation and court costs incurred in enforcing this provision), without regard to amount, for damages to, or loss of, property, or injury to, or death of, any person or persons, including without limitation persons employed or engaged by Customer, caused by or arising or resulting from, whether directly or indirectly: (i) the negligence and/or willful misconduct of Customer, and/or (ii) Customer’s breach of any of its representations, warranties, undertakings, covenants, promises and agreements as set forth in this Agreement; and/or (iii) Customer’s failure to comply with any and all applicable federal, state or local laws, ordinances, orders, permits, rules and regulations with regard to Customer’s activities relating to the operation of its business and/or the Facility. Provista shall have the right, but not the obligation, to participate in the defense of any such claim with attorneys selected by Provista; provided, however, that once Customer assumes the defense of Provista pursuant to provisions of this Section V.D., Provista’s participation in the defense of any such claim shall be at its own expense.
Provista agrees that it shall defend, indemnify, and hold harmless Customer, and Customer’s directors, officers, agents, employees, insurers, successors and assigns, from and against any and all claims, demands, damages, losses, liabilities, causes of action, judgments, fines, assessments (including penalties and/or interest), costs and expenses of any kind or nature, including all attorneys’ fees and all costs and expenses of litigation and court costs (including attorneys’ fees and costs and expenses of litigation and court costs incurred in enforcing this provision), without regard to amount, for damages to, or loss of, property, or injury to, or death of, any person or persons, including without limitation persons employed or engaged by Customer, caused by or arising or resulting from, whether directly or indirectly: (i) the negligence and/or willful misconduct of Provista; and/or (ii) Provista’s breach of any of its representations, warranties, undertakings, covenants, promises and agreements as set forth in this Agreement; and/or (iii) Provista’s failure to comply with any and all applicable federal, state or local laws, ordinances, orders, permits, rules and regulations with regard to Customer’s activities relating to the operation of its business. Customer shall have the right, but not the obligation, to participate in the defense of any such claim with attorneys selected by Customer; provided, however, that once Provista assumes the defense of Customer pursuant to provisions of this Section V.D., Customer’s participation in the defense of any such claim shall be at its own expense.
E. Limitation of Liability. NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, HOWEVER ARISING, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
F. Insurance. Customer agrees to maintain at all times during the term of this Agreement: (i) Workers’ Compensation Insurance as prescribed by applicable laws of the state(s) with jurisdiction over each of Customer’s employees; and (ii) Commercial General Liability Insurance with a per-occurrence limit of not less than One Million Dollars ($1,000,000) (or higher limits as may be required by applicable law) (which coverage can be provided through a combination of primary and umbrella policies), which policy(ies) shall identify Provista as an additional insured party with respect to the operation of the Facility. As to all policies described in this Section V.F., Customer agrees that: (i) it will provide Provista with at least thirty (30) days’ written notice prior to the effective date of cancellation or any material change of any such policy(ies); and (ii) upon any request from Provista, Customer will immediately instruct its insurer(s) to provide Provista with certificates of insurance evidencing coverage that is required by this Section IV.F. Customer agrees that the policy limits set forth herein are minimum limits and shall not be construed to limit Customer’s liability.
G. Independent Contractors. Customer and Provista are separate legal entities, and independent contractors in respect of the other party hereto. Nothing in this Agreement shall constitute, or ever be construed to constitute, either party hereto as an agent, legal representative, joint venturer, partner, employee, or servant of the other party hereto, for any purpose whatsoever.
H. Notices. Any notice required pursuant to this Agreement shall be in writing, and shall be deemed to be properly served on the date deposited in the U.S. Post Office if sent by certified or registered mail, or three (3) days after the date deposited in the U.S. Post Office if sent by regular mail. Such notice shall be properly addressed to the other Party at its respective address set forth in the first paragraph of this Agreement, provided that such addresses may be changed by proper notice delivered in accordance with the provisions of this Section. For any notice sent by mail, the Party sending the notice shall also send a facsimile of such notice on the same day that the notice is deposited in the U.S. Post Office. Any notice made by a party under this Agreement by a method other than through the U.S. Postal Service shall be in writing and shall be effective only upon actual receipt of such notice.
I. Assignment. This Agreement may not be assigned or transferred by either party, directly or indirectly, in full or in part, without the advance written consent of the other party hereto, which consent shall not be unreasonably withheld, and no attempted assignment or transfer of this Agreement by either party hereto shall be binding on the other party hereto until it has consented in writing to such assignment. Assignments or transfers that have not been consented to by the non-assigning party shall be void. Any change of control of either party, whether by operation of law or otherwise, shall be deemed an assignment or transfer for purposes of this Section V.I. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, all respective permitted successors and assigns of the parties hereto.
J. Choice of Law. This Agreement, and all rights, obligations, and duties arising hereunder, and all disputes which may arise hereunder, shall be construed in accordance with, and governed by, laws of the state of Minnesota, without giving effect to the conflict of laws provisions thereof.
K. Modification and Waiver. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit thereof; provided, however, that the failure of any party to exercise any right, power or option given it hereunder, or to insist on strict compliance with all of the terms and conditions hereof, shall not constitute a waiver of any term, condition, or right under this Agreement, unless and until that party shall have confirmed any such action or inaction to be a waiver in writing. Any such waiver shall not act as a waiver of any other term, condition, or right under this Agreement, or the same term, condition, or right on any other occasion not specifically waived in writing by such party. This Agreement may be modified, altered, or amended only by a writing signed by the party against whom the amendment is to be enforced.

L. Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but in the event that a provision shall be determined by a court of competent jurisdiction to be invalid and/or unenforceable, such provision shall be ineffective only to the extent that it is explicitly deemed invalid, void or unenforceable, and the remaining provisions of this Agreement shall be valid and enforced to the fullest extent permitted by law. Upon such a determination that a provision is invalid, illegal, void, or unenforceable, the parties agree to negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible.
M. Entire Agreement. This Agreement contains the entire understanding between the parties hereto and, as of the Effective Date, it shall supersede all prior negotiations, representations, agreements and understandings, whether oral or written, between Provista and Customer with respect to the sale and marketing of the Ethanol produced by Customer at the Facility.
N. Headings. The headings of Sections in this Agreement are inserted for convenience only, and shall not be deemed to constitute a part of this Agreement, or to affect interpretation of provisions hereof.
O. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes, be deemed to be an original, but all of which shall constitute one and the same Agreement.
P. Confidentiality. Provista and Customer, recognizing the work in which they will be engaged under this Agreement is of a proprietary nature, recognize that each may disclose to the other certain proprietary business plans, strategies, financial data, specifications, production information, equipment details, process information, intellectual property and other information relating to this Agreement. This information is secret and confidential and will be disclosed by one party to the other party only on the following terms and conditions:

1. “Confidential Information” shall mean all proprietary or confidential information received or generated during the course of the performance of this Agreement including, without limitation, the information described above and in the books and records of either party. Confidential Information shall not include that which (i) is in the public domain prior to disclosure to another party, (ii) is lawfully in the other party’s possession, as evidenced by written records, prior to the disclosure by a party, or (iii) becomes part of the public domain by publication or otherwise through no unauthorized act or omission on the part of the other party.
2. Neither party shall disclose any of the Confidential Information to any unauthorized party, unless required by law or court order and then only after providing advance notice and an opportunity to intervene to the other party. Proper and appropriate steps shall be taken and maintained by each party to protect the Confidential Information of the other party.
3. Confidential Information shall be used by the parties only in connection with their performance under this Agreement; no other use will be made of it by either party.
4. All documents containing Confidential Information of a party shall remain the property of that party. They shall be returned to that party or destroyed upon request.
5. No license or right is granted hereby to either party by implication or otherwise with respect to or under any patent application, patent, claims of patent or proprietary rights of either party with respect to the Confidential Information.
THIS AGREEMENT REGARDING ETHANOL SALES AND MARKETING SHALL NOT CONSTITUTE A BINDING CONTRACT BETWEEN THE PARTIES UNTIL IT HAS BEEN EXECUTED BY AUTHORIZED REPRESENTATIVES OF BOTH PARTIES.
IN WITNESS WHEREOF, Customer and Provista have caused this Agreement to be executed to be effective as of the Effective Date.
Provista Renewable Fuels Marketing, LLC

By:	/s/ John Lutern
Its:	Director

Customer:

Amaizing Energy Denison, LLC

By:	/s/ Alan H. Jentz	3/2/07
Its:	President	effective 1/1/07

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